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                                                                      EXHIBIT 21
                              LIST OF SUBSIDIARIES

                  Key Technology FSC, Inc., a Guam corporation
             Key Technology Holdings U.S.A., LLC, an Oregon limited
                                liability company
                Suplusco Holding B.V., a Netherlands corporation
                  KEY/Superior B.V., a Netherlands corporation
                  KTC Acquisition Corp., an Oregon corporation